EXHIBIT 12

                           KIRKPATRICK & LOCKHART LLP
                         1800 Massachusetts Avenue, N.W.
                                    2nd Floor
                           Washington, D.C. 20036-1800

                            TELEPHONE (202) 778-9000
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                                   www.kl.com

                                   May 3, 1999

Founders Funds, Inc.
2930 East third Avenue
Denver, Colorado  80206


         Re:  Reorganization  to Combine Two Series of the Same
              Investment Company

Ladies and Gentleman:

         Founders Funds, Inc., a Maryland corporation ("Corporation"), on behalf of Founders Frontier Fund ("Target") and Founders Discovery Fund ("Acquiring Fund"),(1) each a segregated portfolio of assets ("series") of the Corporation, has requested our opinion as to certain federal income tax consequences of the proposed acquisition of Target by Acquiring Fund pursuant to a Plan of Reorganization approved by the Corporation's board of directors ("Board") at a meeting duly held on March 12, 1999 ("Plan"). Specifically, the Corporation has requested our opinion --

               1. that Acquiring Fund's acquisition all of Target's assets in exchange solely for voting shares of common stock of Acquiring Fund ("Acquiring Fund Shares") and Acquiring Fund's assumption of Target's liabilities, followed by Target's distribution of those shares PRO RATA to its shareholders of record determined as of the Valuation Time (as herein defined) ("Shareholders") constructively in exchange for the Shareholders' shares of common stock of Target ("Target Shares") (such transactions sometimes being referred to herein collectively as the "Reorganization"), will qualify as a reorganization within the meaning of section 368(a)(1)(C),(2) and each Fund will be "a party to a reorganization" within the meaning of section 368(b),

--------------------
(1) Target and Acquiring Fund are sometimes referred to herein individually as a "Fund" and collectively as the "Funds."

(2) All  "section"  references  are to the  Internal  Revenue  Code of 1986,  as
amended  ("Code"),   and  all  "Treas.  Reg.  Section"  references  are  to  the regulations under the Code ("Regulations").

               2. that neither the Funds nor the Shareholders will recognize gain or loss on the Reorganization, and

               3.   regarding   the  basis   and   holding   period   after  the
         Reorganization of the transferred assets and the Acquiring Fund Shares issued pursuant thereto.

         In rendering this opinion, we have examined (1) the proposed Prospectus/Proxy Statement to be furnished in connection with the solicitation of proxies by the Board for use at a special meeting of Targets' shareholders to be held on August 3, 1999, and at any adjournment of that meeting ("Proxy Statement"), included in the registration statement on Form N-14 filed by the Corporation with the Securities and Exchange Commission ("SEC") on the date hereof, (2) the Plan, (3) the Funds' currently effective prospectus and statement of additional information ("SAI"), and (4) other documents we have deemed necessary or appropriate for the purposes hereof. As to various matters of fact material to this opinion, we have relied, exclusively and without independent verification, on statements of responsible officers of the Corporation.


                                      FACTS
                                      -----

         The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and is registered with the SEC as open-end management investment company under the Investment Company Act of 1940, as amended ("1940 Act"). Each Fund is a duly established and designated series thereof.

         The Reorganization, together with related acts necessary to consummate the same ("Closing"), will take place on August 11, 1999, or at a later date when the Reorganization is approved and all contingencies have been met ("Closing Date"). All acts taking place at the Closing shall be deemed to take place simultaneously as of the Funds' close of business on the Closing Date.

         The Funds' investment objectives and policies, which are substantially similar, are described in the Proxy Statement and the prospectus and SAI. The Funds also have the same investment adviser, Founders Asset Management LLC.

         In considering the Reorganization, the Board made an extensive inquiry into a number of factors (which are described in the Proxy Statement, together with a discussion of the reasons for the Reorganization). Pursuant thereto, the Board approved the Plan, subject to approval of Target's shareholders. In doing so, the Board determined that the Reorganization is in each Fund's best interests, that the terms of the Reorganization are fair and reasonable, and that the interests of each Fund's shareholders will not be diluted as a result of the Reorganization.

         The Plan, which specifies that it is intended to be a "plan of reorganization" within the meaning of the Regulations, provides in relevant part for the following:

               1. The acquisition by Acquiring Fund of all property, including all cash, cash equivalents, securities, commodities and futures interests, dividend and interest receivables, claims and rights of action that are owned by Target, and any deferred or prepaid expenses shown as assets on Target's books, on the Closing Date (collectively "Assets") -- which are to be invested at all times through the closing in a manner that ensures compliance with Condition 4 set forth below -- in exchange solely for the following:

                           (a) the number of full and  fractional  (to the third
                  decimal place) Acquiring Fund Shares determined by dividing the aggregate net asset value of Target (computed as set forth in paragraph 2.1 of the Plan) by the net asset value of an Acquiring Fund Share (computed as set forth in paragraph 2.2 of the Plan), and

                           (b) Acquiring Fund's assumption of all of Target's liabilities, debts, obligations, expenses, costs, charges, and reserves as of the Valuation Time (I.E., the close of trading on the floor of the New York Stock Exchange on the Closing
                  Date) (collectively "Liabilities"),

               2. The constructive distribution of such Acquiring Fund Shares to the Shareholders, (3) and

               3. The subsequent termination of Target.

         The distribution described in 2. will be accomplished by transferring the Acquiring Fund Shares then credited to Target's account on Acquiring Fund's share transfer books to open accounts on those books in the Shareholders' names and representing the respective PRO RATA number of full and fractional (to the third decimal place) Acquiring Fund Shares to which each Shareholder is entitled. All issued and outstanding Target Shares will be canceled on Target's books simultaneously with that distribution.


                                   CONDITIONS
                                   ----------

         The following conditions ("Conditions"), included in sections 4 and 6 of the Plan, will be satisfied either at the time stated therein or, if no time is so stated, at or before (and continuing to) the Closing:

               1. Each Fund is a "fund" as defined in section 851(g)(2); for each taxable year of its operation ended prior to the Closing Date, it met all the requirements of Subchapter M of the Code for qualification and treatment as a regulated investment company ("RIC"); it will continue to meet all such requirements for its taxable year that includes the Closing Date; and it has no earnings and profits accumulated in any taxable year in which the provisions of Subchapter M did not apply to it;

--------------------

(3) The Plan provides that, at the time of the Reorganization, the Target Shares will in effect be constructively exchanged for Acquiring Fund Shares, certificates for which will not be issued. Accordingly, Shareholders will not be required to and will not make physical delivery of their Target Shares, nor will they receive certificates for Acquiring Fund Shares, pursuant to the Reorganization. Target Shares nevertheless will be treated as having been exchanged for Acquiring Fund Shares, and the tax consequences to the Shareholders will be unaffected by the absence of Acquiring Fund Share certificates. SEE discussion at V. under "Analysis," below.

               2. The Liabilities were incurred by Target in the ordinary course of its business;

               3. Target is not under the jurisdiction of a court in a proceeding under Title 11 of the United States Code or similar case within the meaning of section 368(a)(3)(A);

               4. Not more than 25% of the value of Target's total assets (excluding cash, cash items, and U.S. government securities) is invested in the stock and securities of any one issuer, and not more than 50% of the value of such assets is invested in the stock and securities of five or fewer issuers;

               5. Target will be terminated as soon as reasonably practicable after the Reorganization, but in all events within six months after the Closing Date;

               6. No consideration other than Acquiring Fund Shares (and Acquiring Fund's assumption of the Liabilities) will be issued in exchange for the Assets in the Reorganization;

               7. Acquiring Fund has no plan or intention to issue additional Acquiring Fund Shares following the Reorganization except for shares issued in the ordinary course of its business as a series of an open-end investment company; nor does Acquiring Fund have any plan or intention to redeem or otherwise reacquire any Acquiring Fund Shares issued to the Shareholders pursuant to the Reorganization, other than through redemptions arising in the ordinary course of that business;

               8. After the Reorganization, Acquiring Fund (a) will continue the "historic business" (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) that Target conducted before the Reorganization and (b) will use a significant portion of Target's "historic business assets" (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) in that business;

               9. There is no plan or intention for Acquiring Fund to be dissolved or merged into another corporation or a business trust or any "fund" thereof (within the meaning of section 851(g)(2)) following the Reorganization;

               10. Immediately after the Reorganization, (a) not more than 25% of the value of Acquiring Fund's total assets (excluding cash, cash items, and U.S. government securities) will be invested in the stock and securities of any one issuer and (b) not more than 50% of the value of such assets will be invested in the stock and securities of five or fewer issuers;

               11. Acquiring Fund does not own, directly or indirectly, nor on the Closing Date will it own, directly or indirectly, nor has it owned, directly or indirectly, at any time during the past five years, any shares of Target;

               12. The Corporation is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland and has power to carry on its business as now being conducted and to carry out the Plan;

               13. The Corporation is registered under the 1940 Act as an open-end management investment company, and such registration has not been revoked or rescinded and is in full force and effect;

               14. Each Fund is a duly established and designated series of the Corporation;

               15. The aggregate fair market value of the Acquiring Fund Shares, when received by the Shareholders, will be approximately equal to the aggregate fair market value of their Target Shares constructively surrendered in exchange therefor;

               16. There is no plan or intention by Shareholders who beneficially own 5% or more of the Target Shares, and to the Corporation's knowledge the remaining Shareholders have no present plan or intention, of selling, exchanging, redeeming, or otherwise disposing of a number of the Acquiring Fund Shares to be received by them in connection with the Reorganization that would reduce the Shareholders' ownership of issued and outstanding Acquiring Fund Shares to a number of shares having a value, as of the Valuation Time, of less than 50% of the value of all of the formerly outstanding Target Shares as of that time. For these purposes, shares of either Fund held by the Shareholders and otherwise sold, redeemed, or disposed of before or after the Reorganization will be considered, except for shares that have been, or will be, redeemed by either Fund in the ordinary course of its business as a series of an open-end investment company;

               17. The Shareholders will pay their own expenses, if any, incurred in connection with the Reorganization;

               18. The fair market value on a going concern basis of the Assets will equal or exceed the Liabilities to be assumed by Acquiring Fund and those to which the Assets are subject;

               19. There is no intercompany indebtedness between the Funds that was issued or acquired, or will be settled, at a discount;

               20. Pursuant to the Reorganization, Target will transfer to Acquiring Fund, and Acquiring Fund will acquire, at least 90% of the fair market value of the net assets, and at least 70% of the fair market value of the gross assets, held by Target immediately before the Reorganization. For these purposes, any amounts used by Target to pay its Reorganization expenses and to make redemptions and distributions immediately before the Reorganization (except for (a) distributions made to conform to its policy of distributing all or substantially all of its income and gains to avoid the obligation to pay federal income tax and/or the excise tax under section 4982 and (b) redemptions not made as part of the Reorganization) will be included as assets thereof held immediately before the Reorganization;

               21. None of the compensation received by any Shareholder who is an employee of Target will be separate consideration for, or allocable to, any of the Target Shares held by such Shareholder; none of the

         Acquiring Fund Shares received by any such Shareholder-employee will be separate consideration for, or allocable to, any employment agreement; and the consideration paid to any such Shareholder-employee will be for services actually rendered and will be commensurate with amounts paid to third parties bargaining at arm's-length for similar services;

               22. Immediately after the Reorganization, the Shareholders will not be in "control" of Acquiring Fund within the meaning of section 304(c); and

               23. Target will declare a dividend and/or other distribution that, together with all previous dividends and other distributions, will have the effect of distributing to its shareholders all of its investment company taxable income for all taxable years ended before the Closing Date and for its current taxable year through the Closing Date (computed without regard to any deduction for dividends paid) and all net capital gain realized in all such taxable years (after reduction for any capital loss carryforward).


                                     OPINION
                                     -------

         Based solely on the facts set forth above, and (1) assuming satisfaction of all the Conditions (which shall be treated as representations by the Corporation to us pursuant to paragraph 6.7 of the Plan) at the time of Closing, as contemplated by such paragraph, and (2) conditioned on the Reorganization being consummated in accordance with the Plan, our opinion (as explained more fully in the next section of this letter) is as follows:

                  1. Acquiring Fund's acquisition of the Assets in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities, followed by Target's distribution of those shares PRO RATA to the Shareholders constructively in exchange for their Target Shares, will qualify as a reorganization within the meaning of section 368(a)(1)(C), and each Fund will be "a party to a reorganization" within the meaning of section 368(b) of the Code;

                  2. Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in constructive exchange for their Target Shares;

                  3. Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

                  4. Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization, and Acquiring Fund's holding period for the Assets will include Target's holding period therefor;

                  5.  A   Shareholder   will   recognize  no  gain  or  loss  on
         constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

                  6. A Shareholder's aggregate basis for the Acquiring Fund Shares to be received by it in the Reorganization will be the same as the aggregate basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares, and its holding period for those Acquiring Fund Shares will include its holding period for those Target Shares, provided they are held as capital assets by the Shareholder on the Closing Date.

         The foregoing opinion (1) is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations, judicial decisions, and rulings and other pronouncements of the Internal Revenue Service ("Service") in existence on the date hereof and (2) is applicable only to the extent each Fund is solvent. We express no opinion about the tax treatment of the transactions described herein if either Fund is insolvent.


                                    ANALYSIS
                                    --------

I. THE REORGANIZATION WILL QUALIFY AS A REORGANIZATION UNDER SECTION 368(A)(1)(C), AND EACH FUND WILL BE A PARTY TO A REORGANIZATION.
         ---------------------------------------------------------------

         A. EACH FUND IS A SEPARATE CORPORATION.
            -----------------------------------

         A reorganization under section 368(a)(1)(C) (a "C reorganization") involves the acquisition by one corporation, in exchange solely for all or a part of its voting stock, of substantially all of the properties of another corporation. For a transaction to qualify under that section, therefore, both entities involved therein must be corporations. Although the Corporation is a corporation, it is not participating as such in the Reorganization, but rather separate series thereof (the Funds) are the participants. Ordinarily, a transaction involving segregated pools of assets such as the Funds could not qualify as a reorganization, because the pools would not be separate taxable entities that constitute corporations. Under section 851(g), however, each Fund is treated as a separate corporation for all purposes of the Code save the definitional requirement of section 851(a) (which is satisfied by the Corporation). Thus, we believe that each Fund will be a separate corporation, and each Fund's shares will be treated as shares of corporate stock, for purposes of section 368(a)(1)(C).

         B. TRANSFER OF "SUBSTANTIALLY ALL" OF TARGET'S PROPERTIES.
            ------------------------------------------------------

         For an acquisition to qualify as a C reorganization, the acquiring corporation must acquire "substantially all of the properties" of the transferor corporation in exchange solely for all or part of the acquiring corporation's stock. For purposes of issuing private letter rulings, the Service considers the transfer of at least 90% of the fair market value of the transferor's net assets, and at least 70% of the fair market value of its gross assets, held immediately before the reorganization to satisfy the "substantially all" requirement. Rev. Proc. 77-37, 1977-2 C.B. 568. The Reorganization will involve such a transfer. Accordingly, we believe that the Reorganization will involve the transfer to Acquiring Fund of substantially all of Target's properties.

         C. QUALIFYING CONSIDERATION.
            ------------------------

         For an acquisition to qualify as a C reorganization, the acquiring corporation must acquire at least 80% (by fair market value) of the transferor's property solely for voting stock. Section 368(a)(2)(B)(iii). The assumption of liabilities by the acquiring corporation or its acquisition of property subject to liabilities normally are disregarded (section 368(a)(1)(C)), but the amount of any such liabilities will be treated as money paid for the transferor's property if the acquiring corporation exchanges any money or property (other than its voting stock) therefor. Section 368(a)(2)(B). Because Acquiring Fund will exchange only Acquiring Fund Shares, and no money or other property, for the Assets, we believe that the Reorganization will satisfy the solely-for-voting-stock requirement to qualify as a C reorganization.

         D. BUSINESS PURPOSE.
            ----------------

         All reorganizations must meet the judicially imposed requirements of the "business purpose doctrine," which was established in GREGORY v. HELVERING, 293 U.S. 465 (1935), and is now set forth in Treas. Reg. Sections 1.368-1(b), -1(c), and -2(g) (the last of which provides that, to qualify as a reorganization, a transaction must be "undertaken for reasons germane to the continuance of the business of a corporation a party to the reorganization"). Under that doctrine, a transaction must have a BONA FIDE business purpose (and not a purpose to avoid federal income tax) to qualify as a valid reorganization. The substantial business purposes of the Reorganization are described in the Proxy Statement. Accordingly, we believe that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax) and therefore meets the requirements of the business purpose doctrine.

         E. DISTRIBUTION BY TARGET.
            ----------------------

         Section 368(a)(2)(G)(i) provides that a transaction will not qualify as a C reorganization unless the corporation whose properties are acquired distributes the stock it receives and its other property in pursuance of the plan of reorganization. Under the Plan -- which we believe constitutes a "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-2(g) -- Target will distribute all the Acquiring Fund Shares it receives to its Shareholders in constructive exchange for their Target Shares; as soon as is reasonably practicable thereafter, Target will be terminated. Accordingly, we believe that the requirements of section 368(a)(2)(G)(i) will be satisfied.

         F. Requirements of Continuity.
            --------------------------

         Treasury Regulation section 1.368-1(b) sets forth two prerequisites to a valid reorganization: (1) a continuity of the business enterprise through the issuing corporation -- defined in the Regulation as "the acquiring corporation (as that term is used in section 368(a))," with an exception not relevant here -- under the modified corporate form as described in Treas. Reg. Section 1.368-1(d) ("continuity of business") and (2) a continuity of interest as described in Treas. Reg. Section 1.368-1(e) ("continuity of interest").

            1.  Continuity of Business.
                ----------------------

         The Reorganization must meet the "continuity of business enterprise" requirement of Treas. Reg. Section 1.368-1(d)(1). That Regulation requires that the acquiring corporation either (i) continue the target corporation's historic business ("business continuity") or (ii) use a significant portion of the target corporation's historic business assets in a business ("asset continuity").

         While there is no authority that deals directly with the requirement of continuity of business in the context of a transaction such as the Reorganization, Rev. Rul. 87-76, 1987-2 C.B. 84, deals with a somewhat similar situation. In that ruling, P was a RIC that invested exclusively in municipal bonds. P acquired the assets of T in exchange for P common stock in a transaction that was intended to qualify as a C reorganization. Prior to the exchange, T sold its entire portfolio of corporate stocks and bonds and purchased a portfolio of municipal bonds. The Service held that this transaction did not qualify as a reorganization for the following reasons: (1) because T had sold its historic assets prior to the exchange, there was no asset continuity; and (2) the failure of P to engage in the business of investing in corporate stocks and bonds after the exchange caused the transaction to lack business continuity as well.

         The Funds' investment objectives and policies are substantially similar, and they have the same investment adviser. Moreover, after the Reorganization Acquiring Fund will continue the historic business (within the meaning of Treas. Reg. Section 1.368-1(d)(2)) that Target conducted before the Reorganization. Accordingly, there will be business continuity.

         Acquiring Fund not only will continue Target's historic business, but it also will use a significant portion of Target's historic business assets (within the meaning of Treas. Reg. Section 1.368-1(d)(3)) in that business. Accordingly, there will be asset continuity as well.

         For all the foregoing reasons, we believe that the Reorganization will meet the continuity of business requirement.

               2. CONTINUITY OF INTEREST.
                  ----------------------

         Treasury Regulation section 1.368-1(e)(1)(i) provides that "[c]ontinuity of interest requires that in substance a substantial part of the value of the proprietary interests in the target corporation be preserved in the reorganization. A proprietary interest in the target corporation is preserved if, in a potential reorganization, it is exchanged for a proprietary interest in the  issuing  corporation  . . . ."  That  Regulation  goes on to  provide  that
"[h]owever, a proprietary interest in the target corporation is not preserved if, in connection with the potential reorganization, . . . stock of the issuing corporation furnished in exchange for a proprietary interest in the target corporation in the potential reorganization is redeemed. All facts and circumstances must be considered in determining whether, in substance, a proprietary interest in the target corporation is preserved."

         For purposes of issuing private letter rulings, the Service considers the continuity of interest requirement satisfied if ownership in an acquiring corporation on the part of a transferor corporation's former shareholders is equal in value to at least 50% of the value of all the formerly outstanding shares of the transferor corporation. Rev. Proc. 77-37, SUPRA; BUT SEE Rev. Rul. 56-345, 1956-2 C.B. 206 (continuity of interest was held to exist in a reorganization of two RICs where immediately after the reorganization 26% of the shares were redeemed in order to allow investment in a third RIC); SEE ALSO REEF CORP. v. COMMISSIONER, 368 F.2d 125 (5th Cir. 1966), CERT. DENIED, 386 U.S. 1018
(1967) (a redemption of 48% of a transferor corporation's stock was not a sufficient shift in proprietary interest to disqualify a transaction as a reorganization under section 368(a)(2)(F) ("F Reorganization"), even though only 52% of the transferor's shareholders would hold all the transferee's stock); AETNA CASUALTY AND SURETY CO. v. U.S., 568 F.2d 811, 822-23 (2d Cir. 1976) (redemption of a 38.39% minority interest did not prevent a transaction from qualifying as an F Reorganization); Rev. Rul. 61-156, 1961-2 C.B. 62 (a transaction qualified as an F Reorganization even though the transferor's shareholders acquired only 45% of the transferee's stock, while the remaining 55% of that stock was issued to new shareholders in a public underwriting immediately after the transfer). Although shares of both Target and Acquiring Fund held by Target Shareholders that are disposed of before or after the Reorganization will be considered in determining satisfaction of the 50% standard, the Service has recently issued private letter rulings that excepted from that determination "shares which are required to be redeemed at the demand of shareholders by . . . Target or by Acquiring in the ordinary course of their businesses as open-end investment companies (or series thereof) pursuant to
Section 22(e) of the 1940 Act." Priv. Ltr. Ruls. 9823018 (Mar. 5, 1998) and 9822053 (Mar. 3, 1998).(4)

         No minimum holding period for shares of an acquiring corporation is imposed under the Code on the acquired corporation's shareholders. Rev. Rul. 66-23, 1966-1 C.B. 67, provides generally that "unrestricted rights of ownership for a period of time sufficient to warrant the conclusion that such ownership is definite and substantial" will suffice and that "ordinarily, the Service will treat five years of unrestricted . . . ownership as a sufficient period" for continuity of interest purposes. A preconceived plan or arrangement by or among an acquired corporation's shareholders to dispose of more than 50% of an acquiring corporation's shares could be problematic. Shareholders with no such preconceived plan or arrangement, however, are basically free to sell any part of the shares received by them in the reorganization without fear of breaking continuity of interest, because the subsequent sale will be treated as an independent transaction from the reorganization.

         There is no plan or intention by Shareholders who beneficially own 5% or more of the Target Shares, and to the Corporation's knowledge the remaining Shareholders have no present plan or intention, of selling, exchanging, redeeming, or otherwise disposing of a number of the Acquiring Fund Shares to be received by them in connection with the Reorganization that would reduce the Shareholders' ownership of issued and outstanding Acquiring Fund Shares to a number of shares having a value, as of the Valuation Time, of less than 50% of the value of all of the formerly outstanding Target Shares as of that time. For these purposes, shares of either Fund held by the Shareholders and otherwise sold, redeemed, or disposed of before or after the Reorganization will be considered, except for shares that have been, or will be, redeemed by either Fund in the ordinary course of its business as a series of an open-end investment company. Although Acquiring Fund's shares will be offered for sale to the public on an ongoing basis after the Reorganization, sales of those shares will arise out of a public offering separate and unrelated to the Reorganization and not as a result thereof. SEE REEF CORP. v. COMMISSIONER, 368 F.2d at 134; Rev. Rul. 61-156, SUPRA. Similarly, Shareholders may redeem Acquiring Fund Shares pursuant to their rights as shareholders of a series of an open-end investment company (SEE Priv. Ltr. Ruls. 9823018 and 9822053, SUPRA, and 8816064 (Jan. 28, 1988)); those redemptions will result from the exercise of those


--------------------
(4)Although, under section 6110(j)(3), a private letter ruling may not be cited as precedent, tax practitioners look to such rulings as generally indicative of the Service's views on the proper interpretation of the Code and the Regulations. CF. ROWAN COMPANIES, INC. v. COMMISSIONER, 452 U.S. 247 (1981).

rights in the course of Acquiring Fund's business as an open-end series and not from the C Reorganization as such.

         Accordingly,   we  believe  that  the  Reorganization   will  meet  the
continuity of interest requirement of Treas. Reg. Section 1.368-1(b).

         G. SATISFACTION OF SECTION 368(A)(2)(F).
            ------------------------------------

         Under section 368(a)(2)(F), if two or more parties to a transaction described in section 368(a)(1) (with an exception not relevant here) were "investment companies" immediately before the transaction, then the transaction shall not be considered a reorganization with respect to any such investment company and its shareholders. But that section does not apply to a participating investment company if, among other things, it is a RIC or --

         (1) not more than 25% of the value of its total assets is invested in the stock and securities of any one issuer and

         (2) not more than 50% of the value of its total assets is invested in the stock and securities of five or fewer issuers.

In determining total assets for these purposes, cash and cash items (including receivables) and U.S. government securities are excluded. Section 368(a)(2)(F)(iv). Each Fund will meet the requirements for qualification and treatment as a RIC for its respective current taxable year and will satisfy the foregoing percentage tests. Accordingly, we believe that section 368(a)(2)(F) will not cause the Reorganization to fail to qualify as a C reorganization with respect to either Fund.

         For all the foregoing reasons, we believe that the Reorganization will qualify as a reorganization within the meaning of section 368(a)(1)(C).

         H. EACH FUND WILL BE A PARTY TO A REORGANIZATION.
            ---------------------------------------------

         Section 368(b)(2) and Treas. Reg. Section 1.368-2(f) provide that if one corporation transfers substantially all of its properties to a second corporation in exchange for all or a part of the voting stock of the second corporation, then both corporations are parties to a reorganization. Target is transferring all its properties to Acquiring Fund in exchange for Acquiring Fund Shares. Accordingly, we believe that each Fund will be "a party to a reorganization."


II.      TARGET WILL RECOGNIZE NO GAIN OR LOSS.
         -------------------------------------

         Under sections 361(a) and (c), no gain or loss shall be recognized to a corporation that is a party to a reorganization if, pursuant to the plan of reorganization, (1) it exchanges property solely for stock or securities in another corporate party to the reorganization and (2) distributes that stock or securities to its shareholders. (Such a distribution is required by section 368(a)(2)(G)(i) for a reorganization to qualify as a C reorganization.) Section 361(c)(4) provides that sections 311 and 336 (which require recognition of gain on certain distributions of appreciated property) shall not apply to such a distribution.

         Section 357(a)  provides in pertinent part that,  except as provided in section 357(b), if a taxpayer receives property that would be permitted to be received under section 361 without recognition of gain if it were the sole consideration and, as part of the consideration, another party to the exchange assumes a liability of the taxpayer or acquires from the taxpayer property subject to a liability, then that assumption or acquisition shall not be treated as money or other property and shall not prevent the exchange from being within section 361. Section 357(b) applies where the principal purpose of the assumption or acquisition was a tax avoidance purpose or not a BONA FIDE business purpose.

         As noted above, it is our opinion that the Reorganization will qualify as a C reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Target will exchange the Assets solely for Acquiring Fund Shares and Acquiring Fund's assumption of the Liabilities and then will be terminated pursuant to the Plan, distributing those shares to its shareholders in constructive exchange for their Target Shares. As also noted above, it is our opinion that the Reorganization is being undertaken for BONA FIDE business purposes (and not a purpose to avoid federal income tax); we also do not believe that the principal purpose of Acquiring Fund's assumption of the Liabilities is avoidance of federal income tax on the proposed transaction. Accordingly, we believe that Target will recognize no gain or loss on the Reorganization.(5)


III.     ACQUIRING FUND WILL RECOGNIZE NO GAIN OR LOSS.
         ---------------------------------------------

         Section 1032(a) provides that no gain or loss shall be recognized to a corporation on the receipt by it of money or other property in exchange for its stock. Acquiring Fund will issue Acquiring Fund Shares to Target in exchange for the Assets, which consist of money and securities. Accordingly, we believe that Acquiring Fund will recognize no gain or loss on the Reorganization.


IV. ACQUIRING FUND'S BASIS FOR THE ASSETS WILL BE A CARRYOVER BASIS, AND ITS HOLDING PERIOD WILL INCLUDE TARGET'S HOLDING PERIOD.
         -------------------------------------------------------

         Section 362(b) provides, in pertinent part, that the basis of property acquired by a corporation in connection with a reorganization to which section 368 applies shall be the same as it would be in the hands of the transferor, increased by the amount of gain recognized to the transferor on the transfer (a "carryover basis"). As noted above, it is our opinion that the Reorganization will qualify as such a reorganization and that Target will recognize no gain on the Reorganization. Accordingly, we believe that Acquiring Fund's basis for the Assets will be the same as Target's basis therefor immediately before the Reorganization.

         Section 1223(2) provides in general that the period for which a taxpayer has held acquired property that has a carryover basis shall include the period for which the property was held by the transferor. As noted above, it is


--------------------
(5) Notwithstanding anything herein to the contrary, we express no opinion as to the effect of the Reorganization on either Fund or any Shareholder with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

our opinion that Acquiring Fund's basis for the Assets will be a carryover basis. Accordingly, we believe that Acquiring Fund's holding period for the Assets will include Target's holding period therefor.


V.       A SHAREHOLDER WILL RECOGNIZE NO GAIN OR LOSS.
         --------------------------------------------

         Under section 354(a)(1), no gain or loss shall be recognized if stock in a corporation that is a party to a reorganization is exchanged pursuant to a plan of reorganization solely for stock in that corporation or another corporate party to the reorganization. Pursuant to the Plan, the Shareholders will receive solely Acquiring Fund Shares for their Target Shares. As noted above, it is our opinion that the Reorganization will qualify as a C reorganization, each Fund will be a party to a reorganization, and the Plan constitutes a plan of reorganization. Although section 354(a)(1) requires that the transferor corporation's shareholders exchange their shares therein for shares of the acquiring corporation, the courts and the Service have recognized that the Code does not require taxpayers to perform useless gestures to come within the statutory provisions. SEE, E.G., EASTERN COLOR PRINTING CO., 63 T.C. 27, 36
(1974); DAVANT v. COMMISSIONER, 366 F.2d 874 (5th Cir. 1966). Therefore, although Shareholders will not actually surrender Target Share certificates in exchange for Acquiring Fund Shares, their Target Shares will be canceled on the issuance of Acquiring Fund Shares to them (all of which will be reflected on Acquiring Fund's books) and will be treated as having been exchanged therefor. SEE Rev. Rul. 81-3, 1981-1 C.B. 125; Rev. Rul. 79-257, 1979-2 C.B. 136.
Accordingly, we believe that a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization.


VI. A SHAREHOLDER'S BASIS FOR ACQUIRING FUND SHARES WILL BE A SUBSTITUTED BASIS, AND ITS HOLDING PERIOD THEREFOR WILL INCLUDE ITS HOLDING PERIOD FOR ITS TARGET SHARES.
         ---------------------

         Section 358(a)(1) provides, in pertinent part, that in the case of an exchange to which section 354 applies, the basis of the property permitted to be received thereunder without the recognition of gain or loss shall be the same as the basis of the property exchanged therefor, decreased by, among other things, the fair market value of any other property and the amount of any money received in the exchange and increased by the amount of any gain recognized on the exchange by the shareholder ( a "substituted basis"). As noted above, it is our opinion that the Reorganization will qualify as a C reorganization and, under section 354, a Shareholder will recognize no gain or loss on the constructive exchange of all its Target Shares solely for Acquiring Fund Shares in the Reorganization. No property will be distributed to the Shareholders other than Acquiring Fund Shares, and no money will be distributed to them pursuant to the Reorganization. Accordingly, we believe that a Shareholder's basis for the Acquiring Fund Shares it receives in the Reorganization will be the same as the basis for its Target Shares to be constructively surrendered in exchange for those Acquiring Fund Shares.

         Section 1223(1) provides in general that the period for which a taxpayer has held property received in an exchange that has a substituted basis shall include the period for which the taxpayer held the property exchanged therefor if the latter property was a capital asset (as defined in section 1221) at the time of the exchange. As noted above, it is our opinion that a

Shareholder will have a substituted basis for the Acquiring Fund Shares it receives in the Reorganization. Accordingly, we believe that a Shareholder's holding period for the Acquiring Fund Shares it receives in the Reorganization will include its holding period for the Target Shares constructively surrendered in exchange therefor, provided those Target Shares were capital assets on the Closing Date.


         We hereby consent to the references to our firm under (1) the caption "Federal Income Tax Consequences of the Reorganization" in the section of the Proxy Statement entitled "The Reorganization -- Summary" and (2) the caption "Federal Income Tax Considerations" in the section of the Proxy Statement entitled "The Proposed Transaction."

                                           Very truly yours,

                                           KIRKPATRICK & LOCKHART LLP



                                           By: /s/  Theodore L. Press
                                              ------------------------------
                                                    Theodore L. Press